UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

December 22, 2007

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

NEWS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-32352	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

NOT APPLICABLE

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On December 22, 2007, Fox Television Stations, Inc., a Delaware corporation and a wholly owned subsidiary of News Corporation (“News Corp”), and FoxCo Acquisition Sub, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Oak Hill Capital Partners III, L.P. (“Oak Hill Capital”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which News Corp agreed to sell eight of its owned-and-operated FOX network affiliated television stations (the “Stations”) to Oak Hill Capital for approximately $1.1 billion in cash. The Stations include: WJW in Cleveland, OH; KDVR in Denver, CO; KTVI in St. Louis, MO; WDAF in Kansas City, MO; WITI in Milwaukee, WI; KSTU in Salt Lake City, UT; WBRC in Birmingham, AL; and WGHP in Greensboro, NC.

The transaction is subject to customary closing conditions, including, among other things, (a) regulatory approvals, (b) the receipt of the consent of the Federal Communications Commission (the “FCC”) relating to the assignment or transfer of control of the television broadcasting licenses issued by the FCC for the Stations and (c) with regard to two of the Stations only, certain other actions by the FCC in connection with the digital television facilities for the two Stations. In the event that the closing condition described in (c) above is not satisfied or waived by Oak Hill Capital, the transaction shall be effected as a sale of six of the Stations excluding the stations described in (c) above at an adjusted price. The transaction is expected to be completed in the third calendar quarter of 2008.

A copy of News Corp’s press release announcing the sale is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release, dated December 22, 2007, of News Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs Senior Executive Vice President and Group General Counsel

Dated: December 27, 2007

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated December 22, 2007, of News Corporation.